CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Announces Increased Quarterly Dividend
Indiana, Pa. -October 19, 2021 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, declared a $0.29 per share cash dividend at its regular meeting held October 18, 2021. This is an increase of 3.6 percent compared to a common stock dividend of $0.28 per share declared in the same period in the prior year. The annualized yield using the October 18, 2021 closing price of $30.34 is 3.8 percent. The dividend is payable November 18, 2021 to shareholders of record on November 4, 2021.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank was established in 1902 and operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram, and LinkedIn.